Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President and
Chief Financial Officer
503.653.4573
Release:	Immediately

BLOUNT INTERNATIONAL ANNOUNCES LAUNCH OF SENIOR SECURED CREDIT FACILTY AMENDMENT

PORTLAND, OREGON July 12, 2010 - Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Company”) announced today that it has engaged GE Capital Markets to arrange an amendment to its senior credit facility. The intended amendments to the senior credit facility include an increase in the facility size up to $425 million and an extension in the maturities of the revolving credit facility and the term loans until 2015 and 2016, respectively. In the event the Company is able to obtain these amendments on terms acceptable to it, the Company intends to use a portion of the borrowings under the senior credit facility to redeem the $175 million outstanding of its Senior Subordinated Notes due in August 2012 in accordance with their terms.

Blount International, Inc. is a diversified international company whose principal business is its Outdoor Products segment, the world’s largest manufacturer of saw chain and related accessories with manufacturing plants in the United States, Canada, Brazil and China.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “expectations,” “beliefs,” “plans,” “indications,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.